Exhibit 10.9
July 19, 2020

David Hammer Via email

Re:    Separation Agreement and General Release
Dear David:
Once you sign this letter, it will be the full agreement between you and Sunbeam Products Inc. (“the Company”) on the terms of your separation from employment (“Agreement”). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, we have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company.

1.Your employment with the Company will be terminated effective September 30, 2020 (“Separation Date”). You acknowledge that the Company has appointed a new Business Unit CEO – Appliances & Cookware, effective as of June 15, 2020. Effective as of June 15, 2020, you hereby resign from your position as an officer (but not an employee) of the Company, and all positions you hold with respect to any of the Company’s subsidiaries or affiliates (including any charitable foundation) as a director, officer, manager, trustee or similar designation (but not as an employee). You will promptly execute any other documents to effectuate such resignations, as requested by the Company. During the period between June 15, 2020 and the Separation Date, you shall serve in a transition role under your existing compensation terms (as modified herein and without opportunity for merit increase). You will report directly to the Company’s President and Chief Executive Officer and will follow the lawful direction of the Company’s Board of Directors and Chief Executive Officer. At the Company’s option, you may be placed on administrative leave of absence at any time, which period of administrative leave shall begin on the date designated in writing by the Company (the “409A Separation from Service Date”) and end on the Separation Date (the “Administrative Leave Period”). During your Administrative Leave Period, if applicable, you will be expected to aid in the transition of your work duties as requested by the Company, but you will be excused from regularly reporting to work. While you will receive your current base pay and employee benefit coverage during the Administrative Leave Period, you will not accrue vacation or other seniority-based benefits (except as otherwise specifically set forth herein), and you will not be entitled to any increase in base pay (even if previously scheduled) during the Administrative Leave Period.

2.In consideration of your acceptance of this Agreement, you will be entitled to the following items:

(a)You will be eligible to receive severance pay pursuant to the Newell Brands Executive Severance Plan. As severance pay, the Company will, subject to the provisions of this Agreement, provide you with one year of pay at your present base salary as well as an amount equal to your annual bonus at your current target assuming attainment of the performance goals at the 100% payout level, less ordinary and necessary payroll deductions and tax withholdings and offsets. This payment will be paid in a lump sum as soon as practicable, and no later than 60 days, after the Effective Date.

If you commit, or the Company discovers that you committed, acts that may justify a termination for Good Cause, the Company may terminate this Agreement upon written notice and/or may require you to reimburse the Company for all severance payments made to you under this Agreement. This Agreement incorporates by reference the definition of cause as set forth in the Newell Brands Executive Severance Plan.

(b)Your eligibility to participate in the benefits program shall cease as of your Separation Date. If you were enrolled in medical, dental, and/or vision coverage on your separation date, the coverage under these benefits will continue through to the end of the calendar month of your last day of employment. The last day of the month of your Separation Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health insurance pursuant to federal law (commonly referred to as “COBRA”). However, as additional consideration for your acceptance of this Agreement, the Company will continue to offer group health, Health Care Flexible Spending Account, dental and vision insurance continuation coverage to you and, if applicable, your dependents, at the same cost it charges its active employees (which is less than the established COBRA premiums) if you elect COBRA; pay the applicable premiums in a timely manner; and remain eligible for COBRA continuation coverage. You will remain eligible for COBRA continuation coverage at the active employee rate until the earliest of: (i) one year after your COBRA qualifying event date; (ii) you become eligible for Medicare; or (iii) you become eligible for coverage under health and/or dental insurance plans of another employer through future employment. Thereafter, you will have the right (at your sole cost) to continue COBRA coverage (if still eligible) by paying the full amount of the established COBRA premiums for the duration of the applicable COBRA period, if any. You will receive, under separate cover from the Newell Brands Benefit Center, information regarding your rights to such continuation coverage. To the extent you are eligible for any retiree health benefits offered from time to time by the Company, you may be enrolled in that retiree health plan instead of COBRA continuation coverage, with the same effect of ensuring you are charged the same cost for medical coverage that the Company charges its active employees.

(c)You will be eligible to retain your Company-issued mobile phone. You agree that you will coordinate with the Company’s IT team to ensure that all Company data and confidential information is removed from the device prior to retention. You may decline this benefit if you so choose to do so. You understand and agree that you remain solely liable for any service-related expenses and charges associated with operating the device.

(d)You will be provided outplacement services either through a service provided by the Company, the scope of which is within the sole discretion of the company, or through a service provider selected by you. If you select your own outplacement service provider, the cost of services will be reimbursed by the Company provided you submit the invoices to Steve Parsons by email within one year of the Separation Date. Your reimbursement will be no more than $25,000 in the aggregate.

(e)You will be eligible for your 2020 management bonus multiplied by 273/365 (the number of days in the calendar year in which the date of termination occurs that have elapsed through the date of termination divided by 365). Your 2020 bonus will not be subject to any individual performance modifier, but it will be subject to any adjustments or modifiers based on the Company’s and/or Appliances & Cookware’s performance under the terms of the bonus plan in effect at the time (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company or Appliances & Cookware). The prorated 2020 bonus will be paid at the same time as bonuses are paid to active Company employees and no later than March 15, 2021.

(f)All vested and non-vested stock options and all non-vested restricted stock units or other awards granted under any Newell employee stock plan or special award grant will be forfeited as of the Separation Date, except those restricted stock unit grants and stock options that would have otherwise vested in February 2021, which will vest on their original vesting date (subject to the satisfaction of, and based on, any applicable Company performance conditions) as if you had continued to remain employed by the Company. You will remain eligible to exercise any such vested stock options until the earlier of (A) the first (1st) year anniversary of the later of the Separation Date or the or the applicable vesting date, and (B) the expiration of the term of the options; and following the occurrence of either such date, the options shall expire and be of no further force or effect.

(g)The Company will pay the remaining amount due under your 2018 Retention Letter under the terms of that letter.

(h)Except as stated above, all other benefits, bonuses, and compensation end on the Separation Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s bonus, deferred compensation, pension, retirement, and/or 401(k) plans.

(i)Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or any other taxpayer as a result of this Agreement. All “nonqualified deferred compensation” (within the meaning of Code Section 409A), including without limitation any vested deferred compensation, will be payable in accordance with the terms and conditions of the applicable plan based upon your Code 409A Separation from Service in accordance with Code Section 409A and the regulatory and other guidance promulgated thereunder.

3.In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors, and assigns, hereby fully, finally, and unconditionally waive, release and forever discharge the Company and its parent, subsidiary, and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors, and assigns (collectively “Released Parties”), in their corporate, personal, and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute, or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this waiver and release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniformed Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state, and local anti-discrimination and other employment laws, and where applicable, any rights and claims arising under the law and regulations administered by California’s Department of Fair Employment and Housing. You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge, or wrongful discharge theory; any and all claims based on any oral, written, or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay, or other separation pay, including but not limited to claims under the Newell Rubbermaid Severance Plan, Newell Rubbermaid Supplemental Unemployment Pay Plan, or the Newell Rubbermaid Excess Severance Plan; any and all claims related to the Company’s use of your image, likeness, or photograph; and any and all claims based on any other federal, state, or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits, and attorneys’ fees, costs, or expenses. Nothing in this Agreement and Release, however, is intended to waive your entitlement to vested benefits under any 401(k) plan or other benefit plan provided by the Company. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation, or claims that cannot be released by private agreement.

You further acknowledge and agree that you have not filed, assigned to others the right to file, nor are there pending, any complaints, charges, or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Securities and Exchange Commission (SEC), and the Consumer Financial Protection Bureau (CFPB)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding. You understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain monetary damages, without regard as to who brought said complaint or charge and whether the monetary damages are recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by the Company and the Released Parties to any such claims. This Agreement, however, does not limit your right to receive a reward for information provided to any government agencies.

4.You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

5.You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Brad Turner any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Brad Turner of the location of any electronic documents which are subject to a legal hold.

6.Unless required or otherwise permitted by law, you further agree that you will not disclose to any person, firm, or corporation or use for your own benefit any information regarding the terms of this Agreement or the amount of severance pay being paid pursuant to this Agreement, except that you may disclose this information to your spouse and your attorney, accountant, or other professional advisor to whom you must make the disclosure in order for them to render professional services to you; provided that you first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the severance pay and benefits and terms of this Agreement. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Securities and Exchange Commission (SEC), and the Consumer Financial Protection Bureau (CFPB)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding.

7.When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to Paragraph 2 of this Agreement, including but not limited your severance pay and/or your COBRA subsidy and to recover any payments or other consideration already paid you. This includes, when allowed by applicable law, the return by you of any severance pay and the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any claim in court against any of the Released Parties. You further agree that in the event you breach this Agreement, the Company shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs.

8.It is agreed that neither you nor the Company, nor any of its officers, directors, or employees, make any admission of any failing or wrongdoing or violation of any local, state, or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not unlawfully make any defamatory, malicious or deliberately untruthful statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products or to otherwise act in any manner that would damage their business reputation. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation. Likewise, nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Securities and Exchange Commission (SEC), and the Consumer Financial Protection Bureau (CFPB)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding.

9.You agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. You also agree to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this Paragraph.

10.You agree that the Company is entitled to deduct from the severance amount set forth in Paragraph 2(a) any amounts owed by you to the Company. The Company will, to the extent permitted by governing law, require reimbursement and/or cancellation of all or a portion of any bonus or other incentive compensation, including equity-based compensation, where the Board determined that all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) you engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover your bonus award or other incentive compensation in excess of the amount that would have been paid or issued based on the restated financial results. The foregoing Company right to recoupment, however, will not apply to all or a portion of any such bonus or other incentive compensation, including equity-based compensation, that was not based on the achievement of certain financial results, such as where the bonus or other compensation became payable at target, notwithstanding actual financial results.

11.You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible.

12.You are executing and delivering to the Company the Restrictive Covenant Agreement attached hereto as Appendix A as a condition to the receipt of benefits related to your separation of employment. For purposes of such Restrictive Covenant Agreement, the “Severance Period” shall be the one-year period commencing on the Separation Date.

13.The provisions of any Employment Security Agreement or Change in Control Agreement, Retention Agreement or other agreement, policy, or practice relating to severance benefits or monies to be paid to you upon your termination from employment with the Company is expressly rendered null and void by this Agreement.

14.You agree to submit all outstanding expenses no later than October 7, 2020. The Company agrees to reimburse you for qualified, reimbursable expenses incurred by you through the Separation Date which have not yet been reimbursed and which are submitted within this time period and permitted pursuant to the Company’s standard policies and procedures relating to reimbursement of expenses. You understand and agree that failure to submit your expenses per this Paragraph will result in denial of your claim for reimbursement and that you will be personally responsible for any charges not covered.

15.You acknowledge and agree that: (i) you have been paid in full for all hours that you have worked through the date you sign this Agreement; (ii) it is your responsibility to make a timely report of any work- related injury or illness and that you have reported to HR any work-related injury or illness that occurred up to and including through your last day of employment.

16.You acknowledge receipt of the Summary Plan Description of the Newell Brands Executive Severance Plan.

17.You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any rights and/or claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You have twenty-one (21) days from your receipt of this letter (which the parties agree was June 26, 2020) to accept the terms of this Agreement. You may accept and execute this Agreement within those twenty-one (21) days. You agree that if you elect to sign this Agreement before the end of this twenty-one (21) day period, it is because you freely chose to do so after carefully considering its terms. You are not waiving any rights or claims that may arise after the date this Agreement, including the waiver, is executed. You waive rights and claims only in exchange for consideration in addition to anything of value to which you are already entitled. For a period of seven (7) days following execution of this Agreement, you may revoke the Agreement, and the Agreement shall not become effective and enforceable until the revocation period has expired.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement for the second time, you have seven (7) days in which to revoke in writing your acceptance by providing the same to Steve Parsons by email, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh (7th) day, this Agreement shall be effective the day after the seven (7) day revocation period has elapsed (“Effective Date”).

Sincerely,

/s/ Steve Parsons
Steve Parsons
Chief Human Resources Officer

By signing this letter, I acknowledge that the Company advised me in writing to consult with an attorney of my choice, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Signed at acceptance of package:

Dated: 7/21/20                    Name:    /s/ David Hammer
                             David Hammer

Second signature as of Separation Date:

Dated: 9/30/20                    Name:    /s/ David Hammer
                             David Hammer

APPENDIX A – RESTRICTIVE COVENANT AGREEMENT
Newell Brands Inc. and its affiliated companies (collectively the “Company”) are engaged in a highly competitive and diverse business; it has expended, and will continue to expend, substantial amounts of time, money and effort in developing, perfecting and maintaining its position in the market place and in securing a stable, well-trained work force; it has unique, confidential and proprietary business information, methods and techniques and trade secrets, the confidentiality of which it has taken steps to protect; and the Company desires to protect its legitimate business interests such that the information is used solely for the benefit of the Company and not in competition with or to the detriment of the Company. As a condition to the receipt of benefits related to separation from employment with the Company, the undersigned executive (hereinafter referred to as “you”) agrees with the Company as follows:

1.Definitions. The following definitions apply in this Restrictive Covenant Agreement (“Agreement”):

a.“Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by you. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.

b.“Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c.Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills you obtained prior to your employment with the Company.

d.“Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that came into your possession by reason of your employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.

e.“Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by you for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to your work for the Company and which was developed entirely on your own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.

2.Confidentiality

a.For five (5) years after your separation from employment, you shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that came into your possession in any way by reason of your employment. You also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as authorized by the Company. All Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and you shall retain no copies thereof.

b.For so long thereafter as such information is not generally known to the public, through no act or fault attributable to you, you will maintain all Trade Secrets to which you received access while employed by the Company as confidential and as the property of the Company.

c.The foregoing means that you will not, without written authority from the Company, use Confidential Information or Trade Secrets for your benefit or purposes or of any third party, or disclose them to others, except as authorized above.

d.Nothing in this Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

3.Inventions and Designs

a.You promptly disclosed to the Company all Inventions you developed, either alone or with others, during the period of your employment. You shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.

b.You hereby assign any right and title to any Inventions to the Company.

c.With respect to Inventions that are copyrightable works, any Invention you created will be deemed a “work for hire” created within the scope of your employment, and such works and copyright interests therein (and all renewals and extensions thereof) belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, you hereby assign to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).

d.You agree to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country after the period of your employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.

4.Non-Solicitation. For your Severance Period (as defined in the severance plan that covers you at the time of your separation from employment, but not to exceed 2 years from your separation from employment), you agree that you will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom you had contact for the purpose of performing your job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of your employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom you had material contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company).

5.Non-Competition. For your Severance Period (as defined in the severance plan that covers you at the time of your separation from employment, but not to exceed 2 years from your separation from employment), you will not perform the same or substantially the same job duties on behalf of a business or organization that competes with the Appliances & Cookware Business; provided, however, this restriction shall not apply to any product category that accounts for less than two percent (2%) of the consolidated net sales of the Company or your new employer during the last completed fiscal year prior to the separation of employment. The Appliances & Cookware Business includes small kitchen appliances, gourmet cookware and bakeware under the brand names of Crock-Pot, Mr. Coffee, Oster, Sunbeam and Calphalon. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.

6.Non-Disparagement. You agree at all times not to make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

7.Enforcement.

a.You acknowledge and agree that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided under the severance plan; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

b.You also recognize and agree that should you fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. You therefore agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. You additionally agree that if you are found to have breached any covenant in this Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Agreement.

8.Choice of Law. This Agreement shall be governed by the laws of Georgia. You agree to submit to personal jurisdiction in the federal and state courts for Georgia, and that all suits arising between the Company and you must be brought in Georgia, which will be the sole and exclusive venue for such claims.

9.Succession. This Agreement shall inure to the benefit of any successor to the Company, whether by merger, consolidation, acquisition of all or substantially all of the Company’s assets or business or otherwise, as fully as if such successor were a signatory hereto. The Company may at any time without further action by you assign this Agreement to any successor or any of its affiliated companies. In the event of any such assignment, the assignee company shall succeed to all of the rights and obligations held by the Company under this Agreement.

10.Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be illegal, invalid or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such provision or by its severance from this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to activity or durational scope, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

11.Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the matters discussed herein and supersedes all previous agreements with respect to such matters,

without limiting any of your rights or obligations under any applicable severance plan or agreement covering you at the time of your separation from employment.

12.Modification. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an agreement in writing signed by both parties.

Signed and acknowledged:

/s/ David Hammer
David Hammer

Date: 7/21/20